Exhibit 99.1

FOR IMMEDIATE RELEASE

Paul C. Ely, Jr. Retires from Sabre Holdings Board of Directors

SOUTHLAKE, Texas, May 16, 2006 — Sabre Holdings Corporation (NYSE: TSG) announced the retirement of Paul C. Ely, Jr., from its Board of Directors upon the expiration of his term today at the company’s Annual Meeting of Stockholders.

Mr. Ely served as an independent director of Sabre Holdings since January 1997.  He also served as a member of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. In addition, he served as Sabre’s non-executive chairman of the board from December 2003 until December 2004.

“Paul’s distinguished role on our board over the past nine years has been invaluable,” said Sam Gilliland, chairman and chief executive officer, Sabre Holdings. “Sabre has benefited greatly from his perspective and leadership over the years.  I am personally grateful for his many contributions to our company, and we all wish him the very best.”

Other members of Sabre Holdings’ board of directors include Gilliland, chairman and chief executive officer; Royce S. Caldwell, retired former vice chairman of SBC Communications, Inc. (now AT&T Inc.); Richard G. Lindner, senior executive vice president and chief financial officer for AT&T Inc.; Glenn W. Marschel, Jr., chief executive officer of Netnumber; Bob L. Martin, independent business executive and retired president and chief executive officer of Wal-Mart International; Pamela B. Strobel, retired executive vice president and chief administrative officer of Exelon and president of Exelon’s Business Services Company (BSC); Mary Alice Taylor, independent business executive and former chairman and chief executive officer of HomeGrocer.com; and Richard L. Thomas, retired chairman of First Chicago NBD Corp. and The First National Bank of Chicago.

About Sabre Holdings Corporation

Sabre Holdings connects people with the world’s greatest travel possibilities by retailing travel products and providing distribution and technology solutions for the travel industry. Sabre Holdings supports travelers, travel agents, corporations, government agencies and travel suppliers through its companies: Travelocity, Sabre Travel Network and Sabre Airline Solutions. Headquartered in Southlake, Texas, the company has approximately 8,900 employees in 45 countries. Full year 2005 revenues totaled $2.5 billion. Sabre Holdings, an S&P 500 company, is traded on the New York Stock Exchange under the symbol TSG. More information is available at http://www.sabre-holdings.com.

Media Contact:	Investor Relations Contact:
Michael Berman	Karen Fugate
Sabre Holdings	Sabre Holdings
682 605 2397	682 605 2343
michael.berman@sabre-holdings.com	karen.fugate@sabre-holdings.com